Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-184592) on Form S-3 and in Registration Statement (Numbers 333-175154, 333-171894 and 333-171391) on Form S-8 of Heritage Financial Group, Inc. of our report dated March 27, 2014, relating to the consolidated balance sheets of Alarion Financial Services, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
December 15, 2014